VOTE BY PHONE CONFIRMATION LETTER
(WRITTEN)

VOTE CONFIRMATION

(Shareholder name & address of record)

PUTNAM NEW YORK INTERMEDIATE TAX EXEMPT FUND
Meeting of Shareholders March 7, 1996
Account:
Shares:

Votes Received:  (list proposal as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on March 6, 1996.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

Vote-By-Phone Solicitation Script for
Putnam New York Intermediate Tax Exempt Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)?

I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam New
York Intermediate Tax Exempt Fund.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are approving George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, proxies, with power of substitution, and authorizing them to represent and vote your shares, at the meeting of shareholders of Putnam New York Intermediate Tax Exempt Fund, on March 7, 1996, at 2:00 p.m., Boston time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.


The proxy card requests your vote on the following proposal, for which the Trustees are recommending a vote in favor. That proposal is to:

     Approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Putnam New York Intermediate Tax Exempt Fund (which we'll call the "Intermediate Fund") to Putnam New York Tax Exempt Income Fund (which we'll call the "Income Fund") in exchange for shares of the Income Fund and the assumption by the Income Fund of all of the liabilities of the Intermediate Fund, and the distribution of such shares to the shareholders of the Intermediate Fund in complete liquidation of the Intermediate Fund.

     How would you like to vote on this proposal?
     Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions:

You voted:     (For, Against, Abstained from) the proposal to
               approve the Agreement and Plan of Reorganization.

     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

Q&A FOR PUTNAM NEW YORK INTERMEDIATE TAX EXEMPT FUND

On approximately December 29, 1995, a proxy statement was sent to shareholders of Putnam New York Intermediate Tax Exempt Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the merger proposal for this fund, followed by answers and information regarding each issue.

1.  WHAT IS BEING PROPOSED?

The Trustees of the Trust have approved the merger of your fund, Putnam New York Intermediate Tax Exempt Fund, into Putnam New York Tax Exempt Income Fund. The merger provides for the transfer of all of the assets of your fund to Putnam New York Tax Exempt Income Fund in exchange for shares of that fund. It also provides for the assumption by Putnam New York Tax Exempt Income Fund of all of the liabilities of your fund. The merger will result in the liquidation of your fund, followed by the distribution of Putnam New York Tax Exempt Income Fund shares to Putnam New York Intermediate Tax Exempt Fund shareholders.

2.  WHAT WILL HAPPEN TO MY SHARES OF THE PUTNAM NEW YORK
INTERMEDIATE TAX EXEMPT FUND?

If the merger is approved, your shares will, in effect, be exchanged at net asset value and on a tax-free basis for shares of Putnam New York Tax Exempt Income Fund.

3.  WHEN WOULD THE MERGER OCCUR?

If approved by the shareholders at their March 7, 1996 meeting, it is expected that the merger would occur as soon as possible after that time.

4.  WHY ARE THE TRUSTEES PROPOSING THE MERGER?

The Trustees of the Trust recommend approval of the merger because

     (i) the merger offers shareholders of the Putnam New York
     Intermediate Tax Exempt Fund an opportunity to pursue similar investment objectives in a significantly larger fund with greater economies of scale that may result in lower expenses over the longer-term, and

     (ii) the merger offers shareholders the option of owning shares of a mutual fund with greater investment flexibility, given the substantial asset size of Putnam New York Tax
     Exempt Income Fund.

5.  HOW DO THE INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS
OF THE TWO FUNDS COMPARE?

While the merger would combine two funds with very similar overall investment strategies, Putnam New York Tax Exempt Income Fund can be expected to have a higher portfolio dollar-weighted average maturity and duration. Both funds seek a high level of current income exempt from federal income tax and New York State and City personal income taxes. The proxy statement contains a detailed comparison of the investment policies and risks associated with investments in Putnam New York Tax Exempt Income Fund.

6.  HOW DO THE RISKS OF INVESTING IN THE FUNDS COMPARE?

As discussed in the prospectus/proxy statement, because the funds share similar investment objectives and policies, the risks of an investment in each fund are similar, except for risks associated with Putnam New York Tax Exempt Income Fund investments in longer-term securities, including increased sensitivity to changes in interest rates.

7.  HOW DO THE MANAGEMENT FEES AND OTHER EXPENSES OF THE TWO
FUNDS COMPARE, AND WHAT ARE THEY ESTIMATED TO BE FOLLOWING THE
MERGER?

As shown in the table in the proxy statement, although the funds currently have identical management fee schedules, the Putnam New York Intermediate Tax Exempt Fund did not pay management fees for the past fiscal year due to a voluntary expense limitation currently in effect. In addition, Putnam Management assumed certain of the Putnam New York Intermediate Tax Exempt Fund's other expenses pursuant to this voluntary expense limitation. In the absence of this expense limitation, management fees and other expenses for the Putnam New York Intermediate Tax Exempt Fund would be significantly higher than the corresponding expenses for the Putnam New York Tax Exempt Income Fund. This difference in expense levels results largely from the relative sizes of the two funds.

8.  ARE THERE ANY FEDERAL INCOME TAX CONSEQUENCES AS A RESULT OF
THE PROPOSED MERGER?

No. As a result of the merger, no gain or loss will be recognized by the Putnam New York Intermediate Tax Exempt Fund or its shareholders for federal income tax purposes.

9.  DO THE DISTRIBUTION POLICIES OF THE TWO FUNDS DIFFER?

No. Each of the Funds distributes any net investment income at least monthly and any net realized capital gains at least annually.

     (If shareholder holds certificated shares, add the following:

     Putnam New York Tax Exempt Income Fund will not permit any Putnam New York Intermediate Tax Exempt Fund shareholder holding certificates for Putnam New York Intermediate Tax Exempt Fund shares at the time of the merger to receive cash dividends or other distributions, receive certificates for Merger Shares, exchange Merger Shares for shares of other investment companies managed by Putnam Management, or pledge or redeem Merger Shares until those certificates for Putnam New York Intermediate Tax Exempt Fund shares have been surrendered, or, in the case of lost certificates, an adequate surety bond has been posted.

     If a shareholder is not for that reason permitted to receive cash dividends or other distributions on Merger Shares, the Putnam New York Tax Exempt Income Fund will pay all such dividends and distributions in additional shares, notwithstanding any election the shareholder may have made previously to receive dividends and distributions on Putnam New York Intermediate Tax Exempt Fund shares in cash.)

10.  DO THE PROCEDURES FOR PURCHASING, REDEEMING AND EXCHANGING
SHARES OF THE TWO FUNDS DIFFER?

No. The procedures for purchasing and redeeming shares of Putnam New York Intermediate Tax Exempt Fund and shares of Putnam New York Tax Exempt Income Fund, and for exchanging such shares of each fund for shares of other Putnam funds, are identical. The funds have different front-end sales charges, contingent deferred sales charge schedules and distribution fees.

Putnam New York Intermediate Tax Exempt Fund currently offers two classes of shares and Putnam New York Tax Exempt Income Fund currently offers three classes of shares. Shares of both funds may be purchased either through investment dealers which have sales agreements with Putnam Mutual Funds Corp. or directly through Putnam Mutual Funds at prices based on net asset value, plus varying sales charges, depending on the class and number of shares purchased. Reinvestment of distributions by the funds are made at net asset value for all classes of shares.

Any day the New York Stock Exchange is open, shares of both funds may be redeemed at net asset value, either directly to a fund or through an investment dealer.

After a ten-day holding period, shares of either fund may be exchanged for shares of the same class of certain other Putnam
Funds.

11.  WILL THE NUMBER OF SHARES I OWN CHANGE?

Yes, but the total value of the shares of the Putnam New York Tax Exempt Income Fund you receive will be equal in value to the total value of the shares of the Putnam New York Intermediate Tax Exempt Fund that you hold at the time of the merger. Even though the net asset value per share of each fund is different, the total value of a shareholder's holdings will not change as a result of the merger.

12.  HOW WILL I BE NOTIFIED OF THE OUTCOME OF THE MERGER?

If the proposed merger is approved by shareholders, you will receive confirmation after the reorganization is completed, indicating your new account number. If the merger is not approved, shareholders will be notified, and the results of the meeting will be provided in the next annual report of the Putnam New York Intermediate Tax Exempt Fund. You will continue to own shares of the Fund and receive statements regarding your account.


s:\shared\mergers\a0wscrip.rev